Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Second Quarter 2023 Results

LEAWOOD, KANSAS - (August 8, 2023) -- AMC Entertainment Holdings, Inc. (NYSE: AMC and APE) (“AMC” or “the Company”), today reported results for the second quarter ended June 30, 2023.

Summary Second Quarter 2023 Results:

●	Total revenue grew by 15.6% compared to Q2 2022 to $1,347.9 million.
●	Net income was $8.6 million compared to a net loss of $121.6 million in Q2 2022.
●	Diluted earnings per share was $0.01 compared to a diluted loss per share of $0.12 in Q2 2022.
●	Adjusted EBITDA improved by $75.8 million to $182.5 million compared to $106.7 million in Q2 2022.
●	Net cash used in operating activities improved by $63.2 million compared to Q2 2022 to $13.4 million.
●	Non-GAAP Operating Cash Generated[1] was $99.8 million, an improvement of $47.8 million compared to Q2 2022.
●	Available liquidity at June 30, 2023 was $643.4 million, including $208.1 million of undrawn capacity under the Company’s revolving credit facility.

In announcing the quarterly results, Adam Aron, Chairman and CEO of AMC said, “While we still have much work ahead of us on this front, AMC’s glide path to eventual recovery continued with significant pace in the second quarter of 2023 as our results set new records and represent AMC’s strongest second quarter in four full years. Following an impressive start to the year in the first quarter of 2023, the second quarter yet again showed great progress. AMC saw more than a 12% growth in attendance, a 15% growth in total revenue and a 71% increase in Adjusted EBITDA compared to the second quarter of 2022. Indeed, Adjusted EBITDA was $182.5 million, the highest such quarterly figure since the fourth quarter of 2019.”

Aron continued, “Our ongoing progress is obvious and ever so encouraging. Combining AMC’s commitment to innovation with a notable increase in both the number and quality of movie titles from our studio partners, movie theatres are once again captivating audiences and driving attendance back to AMC theatres. AMC theatres across the globe welcomed more than 66 million guests in the second quarter of 2023, our highest quarterly attendance number since the fourth quarter of 2019.”

Aron highlighted, “One area that has far exceeded pre-pandemic norms has been per-patron revenue. AMC moviegoers are consistently seeking out the most immersive sight and sound experiences, especially important to AMC as we offer

1 Operating Cash Generated is a non-GAAP metric that represents cash generated before debt servicing costs and before deferred rent payback more Premium Large Format screens than any other exhibitor. AMC’s imaginative offerings at our concession stands and Dine-In theatres also helped us in the second quarter to generate a food and beverage revenue per patron of $7.36 globally, within a penny of our all-time high watermark. Considering the substantial operating margin of our food and beverage business, this is contributing meaningfully to our improving profitability.”

Aron commented, “With the first half of the year now behind us, the 2023 domestic industry box office is 20% ahead of last year, and we believe the second half of the year could be even better unless the current writers/actors strikes wind up delaying the release of movie titles into next year. The third quarter of 2023 is off to an explosive start with BARBIE, OPPENHEIMER, MISSION IMPOSSIBLE - DEAD RECKONING PART ONE, and SOUND OF FREEDOM, among others, combining to cause July to become the highest monthly revenue in AMC’s storied 103-year history. There are so many more engaging movie titles to enjoy at AMC theatres later this year, and we can’t wait to welcome moviegoers to our nearly one thousand theatres in the U.S., Europe, and the Middle East.”

Aron concluded, “In addition to improving our operating results, we also methodically continued to strengthen our balance sheet. During the second quarter of 2023, AMC raised some $34 million of cash through the sale of APE units and reduced the principal balance of our debt by $42 million through debt repurchases. While I am so very proud of the progress we have made since the depths of the pandemic, we continue to have a climb ahead of us. Even with our $643 million of quarter ending liquidity, our ability to continue to raise capital and remain agile are absolutely vital to maintaining our strong recovery trajectory. There are real and potentially severe liquidity hurdles on the horizon that we will need to overcome. Even so, at this point, we are accustomed to and skilled in rising to meet any and all challenges and are very much committed to our relentless efforts to ensure that AMC is best positioned for sustained long term success."

Key Financial Results (presented in millions, except operating data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Change	2023	2022	Change
GAAP Results
Revenue	$1,347.9	$1,166.4	15.6%	$2,302.3	$1,952.1	17.9%
Net earnings (loss)	$8.6	$(121.6)	$130.2	$(226.9)	$(459.0)	$232.1
Net cash used in operating activities	$(13.4)	$(76.6)	$63.2	$(203.3)	$(371.6)	$168.3
Diluted earnings (loss) per share	$0.01	$(0.12)	$0.13	$(0.16)	$(0.44)	$0.28
Non-GAAP Results*
Total revenues (2022 constant currency adjusted)	$1,348.1	$1,166.4	15.6%	$2,322.1	$1,952.1	19.0%
Net earnings (loss) (2022 constant currency adjusted)	$8.1	$(121.6)	$129.7	$(228.7)	$(459.0)	$230.3
Adjusted EBITDA	$182.5	$106.7	$75.8	$189.6	$45.0	$144.6
Adjusted EBITDA (2022 constant currency adjusted)	$182.0	$106.7	$75.3	$188.5	$45.0	$143.5
Free cash flow	$(62.0)	$(117.0)	$55.0	$(299.3)	$(446.8)	$147.5
Adjusted net loss	$(6.6)	$(102.8)	$96.2	$(186.3)	$(369.2)	$182.9
Adjusted diluted loss per share	$(0.00)	$(0.10)	$0.10	$(0.13)	$(0.36)	$0.23
Operating Metrics
Attendance (in thousands)	66,368	59,129	12.2%	113,989	98,204	16.1%
U.S. markets attendance (in thousands)	50,023	43,501	15.0%	82,385	69,293	18.9%
International markets attendance (in thousands)	16,345	15,628	4.6%	31,604	28,911	9.3%
Average screens	9,879	10,148	(2.7)%	9,939	10,123	(1.8)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

AMC Preferred Equity Unit At-The-Market Equity Program

In September 2022, AMC launched an at-the-market (“ATM”) equity program to sell up to 425 million shares of its AMC Preferred Equity Units (“APE units”).

Through this program, we raised gross proceeds of approximately $343.3 million, before commissions and fees, from the sale of approximately 278.3 million APE units, including $34.2 million in the second quarter of 2023 through the sale of 21.2 million APE units.

There are currently no APE units available to be issued under the September 2022 ATM equity program.

Balance Sheet, Cash and Liquidity

During the second quarter 2023, AMC repurchased $42.0 million aggregate principal amounts of the Second Lien Notes due 2026 for $27.6 million, approximately a 34% discount.

Cash at June 30, 2023 was $435.3 million excluding restricted cash of $22.9 million. AMC currently has liquidity availability of $643.4 million (including cash and undrawn capacity under the Company’s revolving credit facility).

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CDT/5:00 p.m. EDT on Tuesday, August 8, 2023. To listen to the webcast, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 900 theatres and 10,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding our expected revenue, net loss, capital expenditure, Adjusted EBITDA and estimate cash and cash equivalent. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; availability of financing upon favorable terms or at all; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general; increased use of alternative film delivery methods or other forms of entertainment; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants and limitations on AMC's ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production and performance; general and international economic, political, regulatory and other risks; AMC’s lack of control over distributors of films; limitations on the availability of capital, , including on the authorized number of common stock; dilution of voting power through the issuance of preferred stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit; AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; the ongoing stockholder litigation preventing AMC from implementing its 1:10 reverse stock split of Class A common stock and conversion of the AMC Preferred Equity Units into Class A common stock; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, we caution you against relying on forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s 2022 Form 10-K for the year ended December 31, 2022 and Form 10-Q for the quarter ended June 30, 2023, each as filed with the SEC, and the risks, trends and uncertainties identified in AMC’s other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2023 and June 30, 2022

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	June 30		June 30
	2023	2022	2023	2022
Revenues
Admissions	$744.1	$651.0	$1,278.2	$1,094.8
Food and beverage	488.2	396.7	816.9	649.2
Other theatre	115.6	118.7	207.2	208.1
Total revenues	1,347.9	1,166.4	2,302.3	1,952.1

Operating costs and expenses
Film exhibition costs	383.1	328.7	629.3	518.5
Food and beverage costs	91.7	64.6	153.1	107.2
Operating expense, excluding depreciation and amortization below	412.0	402.2	795.2	747.0
Rent	220.8	222.4	426.5	445.6
General and administrative:
Merger, acquisition and other costs	0.6	(0.3)	0.8	0.1
Other, excluding depreciation and amortization below	58.1	67.5	130.4	120.6
Depreciation and amortization	96.8	97.4	190.4	196.1
Operating costs and expenses	1,263.1	1,182.5	2,325.7	2,135.1

Operating income (loss)	84.8	(16.1)	(23.4)	(183.0)
Other expense (income):
Other expense (income)	(31.1)	(43.7)	8.1	92.6
Interest expense:
Corporate borrowings	92.0	79.5	182.7	161.5
Finance lease obligations	1.0	1.0	1.9	2.2
Non-cash NCM exhibitor services agreement	9.6	9.8	19.1	19.0
Equity in (earnings) loss of non-consolidated entities	(0.8)	1.0	(2.2)	6.1
Investment expense (income)	5.1	57.3	(8.4)	(6.1)
Total other expense, net	75.8	104.9	201.2	275.3

Net earnings (loss) before income taxes	9.0	(121.0)	(224.6)	(458.3)
Income tax provision	0.4	0.6	2.3	0.7
Net earnings (loss)	$8.6	$(121.6)	(226.9)	(459.0)

Diluted earnings (loss) per share	$0.01	$(0.12)	$(0.16)	$(0.44)

Average shares outstanding diluted (in thousands)	1,513,472	1,033,642	1,443,867	1,032,736

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	June 30, 2023	December 31, 2022
Cash and cash equivalents	$435.3	$631.5
Corporate borrowings	4,815.6	5,140.8
Other long-term liabilities	101.9	105.1
Finance lease liabilities	57.4	58.8
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(2,582.6)	(2,624.5)
Total assets	8,669.7	9,135.6

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Quarter Ended		Year Ended
	June 30		June 30
Consolidated	2023	2022	2023	2022
Net cash used in operating activities	$(13.4)	$(76.6)	$(203.3)	$(371.6)
Net cash used in investing activities	$(40.8)	$(48.0)	$(57.4)	$(102.9)
Net cash provided by (used in) financing activities	$(6.5)	$(59.7)	$62.4	$(136.0)
Free cash flow	$(62.0)	$(117.0)	$(299.3)	$(446.8)
Capital expenditures	$(48.6)	$(40.4)	$(96.0)	$(75.2)
Screen additions	—	30	—	37
Screen acquisitions	5	80	7	110
Screen dispositions	140	36	348	154
Construction (closures) openings, net	(9)	(15)	(13)	(3)
Average screens	9,879	10,148	9,939	10,123
Number of screens operated	10,120	10,552	10,120	10,552
Number of theatres operated	906	947	906	947
Screens per theatre	11.2	11.1	11.2	11.1
Attendance (in thousands)	66,368	59,129	113,989	98,204

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Quarter Ended		Year Ended
	June 30		June 30
	2023	2022	2023	2022
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	50,023	43,501	82,385	69,293
International markets	16,345	15,628	31,604	28,911
Consolidated	66,368	59,129	113,989	98,204

Average ticket price (in dollars):
U.S. markets	$11.78	$11.52	$11.81	$11.72
International markets	$9.48	$9.59	$9.65	$9.78
Consolidated	$11.21	$11.01	$11.21	$11.15

Food and beverage revenues per patron (in dollars):
U.S. markets	$8.22	$7.52	$8.13	$7.52
International markets	$4.72	$4.44	$4.66	$4.42
Consolidated	$7.36	$6.71	$7.17	$6.61

Average Screen Count (month end average):
U.S. markets	7,418	7,664	7,466	7,643
International markets	2,461	2,484	2,473	2,480
Consolidated	9,879	10,148	9,939	10,123

Segment Information:

(unaudited, in millions)

	Quarter Ended		Year Ended
	June 30		June 30
	2023	2022	2023	2022
Revenues
U.S. markets	$1,087.4	$907.9	$1,791.9	$1,471.0
International markets	260.5	258.5	510.4	481.1
Consolidated	$1,347.9	$1,166.4	$2,302.3	$1,952.1

Adjusted EBITDA
U.S. markets	$174.8	$94.4	$185.7	$51.0
International markets	7.7	12.3	3.9	(6.0)
Consolidated	$182.5	$106.7	$189.6	$45.0

Capital Expenditures
U.S. markets	$36.8	$30.3	$71.4	$51.4
International markets	11.8	10.1	24.6	23.8
Consolidated	$48.6	$40.4	$96.0	$75.2

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	June 30		June 30
	2023	2022	2023	2022
Net earnings (loss)	$8.6	$(121.6)	$(226.9)	$(459.0)
Plus:
Income tax provision	0.4	0.6	2.3	0.7
Interest expense	102.6	90.3	203.7	182.7
Depreciation and amortization	96.8	97.4	190.4	196.1
Certain operating expense (2)	(0.9)	3.9	0.2	6.2
Equity in (earnings) loss of non-consolidated entities	(0.8)	1.0	(2.2)	6.1
Cash distributions from non-consolidated entities (3)	1.7	0.9	1.7	1.6
Attributable EBITDA (4)	(0.3)	(0.2)	0.2	—
Investment expense (income) (5)	5.1	57.3	(8.4)	(6.1)
Other expense (income) (6)	(30.1)	(35.1)	12.7	104.7
Other non-cash rent benefit (7)	(9.0)	(6.9)	(18.6)	(14.0)
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	0.6	(0.3)	0.8	0.1
Stock-based compensation expense (9)	7.8	19.4	33.7	25.9
Adjusted EBITDA (1)	$182.5	$106.7	$189.6	$45.0

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. The preceding definition of Adjusted EBITDA is broadly consistent with how Adjusted EBITDA is defined in our debt indentures.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

3)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Quarter Ended		Year Ended
	June 30		June 30
	2023	2022	2023	2022
Equity in (earnings) loss of non-consolidated entities	$(0.8)	$1.0	$(2.2)	$6.1
Less:
Equity in (earnings) loss of non-consolidated entities excluding International theatre joint ventures	(1.5)	0.1	(2.6)	0.4
Equity in loss of International theatre joint ventures	(0.7)	(0.9)	(0.4)	(5.7)
Income tax benefit	(0.1)	—	(0.2)	—
Investment expense	—	0.2	0.1	0.2
Interest expense	0.1	—	0.1	—
Impairment of long-lived assets	—	—	—	4.2
Depreciation and amortization	0.4	0.5	0.6	1.3
Attributable EBITDA	$(0.3)	$(0.2)	$0.2	$—
5)	Investment expense (income) during the three months ended June 30, 2023 primarily includes deterioration in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $3.2 million, deterioration in estimated value of our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $2.3 million and interest income of $(2.5) million. During the three months ended June 30, 2022, investment expense (income) included deterioration in estimated fair value of our investment in common shares of Hycroft Mining Corporation of $27.8 million and deterioration in estimated fair value of our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $20.0 million.

Investment income during the six months ended June 30, 2023 includes deterioration in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $5.5 million, deterioration in estimated fair value of our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $4.6 million, $(15.5) million gain on the sale of our investment in Saudi Cinema Company, LLC and interest income of $(4.8) million. During the six months ended June 30, 2022, investment expense (income) included appreciation in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $(1.0) million and appreciation in estimated fair value of our investment to purchase common shares of Hycroft Mining Holding Corporation of $(15.1) million.

6)	Other expense (income) during the three months ended June 30, 2023 includes a non-cash litigation contingency adjustment of $(1.2) million, foreign currency transaction gains of $(7.5) million and gains on debt extinguishment of $(21.6) million. During the three months ended June 30, 2022, other expense (income) included gain on debt extinguishment of $(38.6) million and foreign currency transaction losses of $3.6 million.

Other expense (income) during the six months ended June 30, 2023 includes a non-cash litigation contingency charge of $115.4 million, gains on debt extinguishment of $(86.7) million and foreign currency transaction gains of $(16.2) million. During the six months ended June 30, 2022, other expense (income) included loss on debt extinguishment of $96.4 million and foreign currency transaction losses of $8.4 million.

7)	Reflects amortization expense for certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

8)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

9)	Non-cash expense included in General and Administrative: Other.

Reconciliation of Operating Cash (Burn) Generated (1) and Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	June 30		June 30
	2023	2022	2023	2022

Net cash used in operating activities	$(13.4)	$(76.6)	$(203.3)	$(371.6)
Plus: total capital expenditures	(48.6)	(40.4)	(96.0)	(75.2)
Less: Cash interest paid	134.7	116.2	212.0	178.7
Non-recurring lease receipts (3)	—	—	(13.0)	—
Repayment of deferred lease amounts (2)	27.1	52.8	60.7	96.2
Operating cash (burn) generated (1)	$99.8	$52.0	$(39.6)	$(171.9)

	Quarter Ended		Year Ended
	June 30		June 30
	2023	2022	2023	2022

Net cash used in operating activities	$(13.4)	$(76.6)	$(203.3)	$(371.6)
Plus: total capital expenditures	(48.6)	(40.4)	(96.0)	(75.2)
Free cash flow (1)	$(62.0)	$(117.0)	$(299.3)	$(446.8)

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures (5)	$18.8	$18.7	$32.8	$28.2
Maintenance capital expenditures (4)	27.1	23.0	46.5	37.5
Change in construction payables (6)	2.7	(1.3)	16.7	9.5
Total capital expenditures	$48.6	$40.4	$96.0	$75.2

1)	We present “Operating Cash (Burn) Generated” and “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash used in operating activities as a measure of our liquidity. Additionally, our definition of Operating Cash (Burn) Generated is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for interest expense and the deferral or repayment of lease amounts that were due and not paid during the COVID-19 pandemic. Therefore, we believe it is important to view Operating Cash (Burn) Generated and Free Cash Flow as supplemental to our entire statement of cash flows. The term Operating Cash (Burn) Generated and Free Cash Flow may differ from similar measures reported by other companies.

2)	Repayment of deferred lease amounts represent those lease amounts that were due and not paid during the COVID-19 pandemic. Their impact is excluded from operating cash (burn) generated to provide a more normalized cash rent payment stream.

3)	Non-recurring lease receipts represent lease termination cash payments received during the three and six months ended June 30, 2023. Their impact is excluded from operating cash (burn) generated to provide a more normalized cash rent payment stream.

4)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

5)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

6)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Select Consolidated Constant Currency Financial Data (see Note 10):

Three and Six Months Ended June 30, 2023

(dollars in millions) (unaudited)

	Quarter Ended			Year Ended
	June 30, 2023			June 30, 2023
	Constant Currency (10)			Constant Currency (10)
	US	International	Total	US	International	Total
Revenues
Admissions	$589.1	$155.0	$744.1	$973.1	$316.9	$1,290.0
Food and beverage	411.1	77.1	488.2	669.6	152.8	822.4
Other theatre	87.2	28.6	115.8	149.2	60.5	209.7
Total revenues	1,087.4	260.7	1,348.1	1,791.9	530.2	2,322.1

Operating costs and expenses
Film exhibition costs	320.0	63.2	383.2	508.5	125.3	633.8
Food and beverage costs	72.1	19.6	91.7	116.1	38.4	154.5
Operating expense	312.6	99.7	412.3	590.9	213.0	803.9
Rent	167.9	52.9	220.8	318.6	112.1	430.7
General and administrative:
Merger, acquisition and other costs	0.6	—	0.6	0.8	—	0.8
Other	40.3	18.1	58.4	93.7	38.4	132.1
Depreciation and amortization	74.6	22.3	96.9	149.5	42.6	192.1
Operating costs and expenses	988.1	275.8	1,263.9	1,778.1	569.8	2,347.9

Operating income (loss)	99.3	(15.1)	84.2	13.8	(39.6)	(25.8)
Other expense (income)	(23.7)	(7.4)	(31.1)	24.0	(16.6)	7.4
Interest expense	86.9	15.6	102.5	172.6	31.1	203.7
Equity in (earnings) loss of non-consolidated entities	(1.3)	0.5	(0.8)	(2.2)	—	(2.2)
Investment expense (income)	5.1	—	5.1	7.1	(15.5)	(8.4)
Total other expense (income), net	67.0	8.7	75.7	201.5	(1.0)	200.5
Earnings (loss) before income taxes	32.3	(23.8)	8.5	(187.7)	(38.6)	(226.3)
Income tax provision (benefit)	0.6	(0.2)	0.4	1.0	1.4	2.4
Net earnings (loss)	$31.7	$(23.6)	$8.1	$(188.7)	$(40.0)	$(228.7)

Attendance	50,023	16,345	66,368	82,385	31,604	113,989
Average Screens	7,418	2,461	9,879	7,466	2,473	9,939
Average Ticket Price	$11.78	$9.48	$11.21	$11.81	$10.03	$11.32
Food and Beverage Revenues per patron	$8.22	$4.72	$7.36	$8.13	$4.83	$7.21
Other Revenues per patron	$1.74	$1.75	$1.74	$1.81	$1.91	$1.84

Select Consolidated Constant Currency Financial Data (see Note 11):

Three Months Ended June 30, 2023

(dollars in millions) (unaudited)

	Quarter Ended
	June 30, 2023
	Constant Currency (11)
	US	International	Total
Revenues
Admissions	$589.1	$161.4	$750.5
Food and beverage	411.1	80.3	491.4
Other theatre	87.2	29.6	116.8
Total revenues	1,087.4	271.3	1,358.7

Operating costs and expenses
Film exhibition costs	320.0	65.8	385.8
Food and beverage costs	72.1	20.4	92.5
Operating expense	312.6	103.7	416.3
Rent	167.9	55.1	223.0
General and administrative:
Merger, acquisition and other costs	0.6	—	0.6
Other	40.3	18.7	59.0
Depreciation and amortization	74.6	23.1	97.7
Operating costs and expenses	988.1	286.8	1,274.9

Operating income (loss)	99.3	(15.5)	83.8
Other income	(23.7)	(7.5)	(31.2)
Interest expense	86.9	15.7	102.6
Equity in (earnings) loss of non-consolidated entities	(1.3)	0.6	(0.7)
Investment expense	5.1	—	5.1
Total other expense	67.0	8.8	75.8
Earnings (loss) before income taxes	32.3	(24.3)	8.0
Income tax provision (benefit)	0.6	(0.2)	0.4
Net earnings (loss)	$31.7	$(24.1)	$7.6

Attendance	50,023	16,345	66,368
Average Screens	7,418	2,461	9,879
Average Ticket Price	$11.78	$9.87	$11.31
Food and Beverage Revenues per patron	$8.22	$4.91	$7.40
Other Revenues per patron	$1.74	$1.81	$1.76

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 10):

Three and Six Months Ended June 30, 2023

(dollars in millions) (unaudited)

	Quarter Ended	Year Ended
	June 30, 2023	June 30, 2023
	Constant Currency (10)	Constant Currency (10)
Net earnings (loss)	$8.1	$(228.7)
Plus:
Income tax provision	0.4	2.4
Interest expense	102.5	203.7
Depreciation and amortization	96.9	192.1
Certain operating (income) expense (2)	(0.9)	0.1
Equity in (earnings) of non-consolidated entities	(0.8)	(2.2)
Cash distributions from non-consolidated entities (3)	1.7	1.7
Attributable EBITDA (4)	(0.2)	0.3
Investment expense (income) (5)	5.1	(8.4)
Other expense (income) (6)	(30.4)	11.8
Other non-cash rent benefit (7)	(8.8)	(18.8)
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	0.6	0.8
Stock-based compensation expense (9)	7.8	33.7
Adjusted EBITDA (1)	$182.0	$188.5

Adjusted EBITDA (in millions) (1)
U.S. markets	$174.8	$185.7
International markets	7.2	2.8
Total Adjusted EBITDA (1)	$182.0	$188.5

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. The preceding definition of Adjusted EBITDA is broadly consistent with how Adjusted EBITDA is defined in our debt indentures.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

3)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Constant Currency Attributable EBITDA

(dollars in millions) (unaudited)

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2023	2023
	Constant Currency	Constant Currency
Equity in (earnings) of non-consolidated entities	$(0.8)	$(2.2)
Less:
Equity in (earnings) of non-consolidated entities excluding international theatre joint ventures	(1.5)	(2.6)
Equity in loss of International theatre joint ventures	(0.7)	(0.4)
Income tax benefit	(0.1)	(0.2)
Interest expense	0.1	0.1
Investment expense	—	0.1
Depreciation and amortization	0.5	0.7
Attributable EBITDA	$(0.2)	$0.3
5)	Investment expense (income) during the three months ended June 30, 2023 primarily includes deterioration in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $3.2 million, deterioration in estimated fair value of our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $2.3 million, and interest income of $(2.5) million.

Investment expense (income) during the six months ended June 30, 2023 includes deterioration in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $5.5 million, deterioration in estimated fair value our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $4.6 million, $(15.5) million gain on the sale of our investment in Saudi Cinema Company, LLC and interest income of $(4.8)

million.

6)	Other expense (income) during the three months ended June 30, 2023 includes a non-cash litigation contingency adjustment of $(1.2) million, gains on debt extinguishment of $(21.6) million and foreign currency transaction gains of $(7.5) million.

Other expense (income) during the six months ended June 30, 2023 includes a non-cash contingency charge of $115.4 million, gains on debt extinguishment of $(86.7) million and foreign currency transaction gains of $(16.8) million.

7)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

8)	Merger, acquisition and other costs are excluded as it is non-operating in nature.

9)	Non-cash expense included in General and Administrative: Other.

10)	The International segment information for the three and six months ended June 30, 2023 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2022. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

11)	The International segment information for the three and six months ended June 30, 2023 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2019. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Loss Per share:

For the Three and Six Months Ended June 30, 2023 and June 30, 2022

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	June 30	June 30	June 30	June 30
	2023	2022	2023	2022
Numerator:
Net earnings (loss) attributable to AMC Entertainment Holdings, Inc.	$8.6	$(121.6)	$(226.9)	$(459.0)
Calculation of adjusted net loss for basic and diluted loss per share:
(Gain) loss on extinguishment of debt	(21.6)	(38.6)	(86.7)	96.4
(Gain) loss on investments in NCM and HYMC	7.6	57.4	11.9	(6.6)
Non-cash shareholder litigation expense	(1.2)	—	115.4	—
Adjusted net loss for basic and diluted loss per share	$(6.6)	$(102.8)	$(186.3)	$(369.2)

Denominator (shares in thousands):
Weighted average shares for basic loss per share	1,513,018	1,033,642	1,443,867	1,032,736
Weighted average shares for diluted loss per share	1,513,018	1,033,642	1,443,867	1,032,736

Adjusted basic loss per share	$(0.00)	$(0.10)	$(0.13)	$(0.36)
Adjusted diluted loss per share	$(0.00)	$(0.10)	$(0.13)	$(0.36)

We present adjusted net loss for basic and diluted loss per share and adjusted basic and diluted loss per share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for basic and diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted diluted loss per share is adjusted net loss for diluted purposes divided by weighted average diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”) and performance stock units (“PSUs”). The impact of RSUs and PSUs was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss per share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss and adjusted loss per share (basic and diluted) should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss for diluted loss per share and adjusted diluted loss per share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and net loss per share (basic and diluted) as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss for diluted loss per share and adjusted loss per share (basic and diluted) may not be comparable to similarly titled measures reported by other companies.

###